STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT ("Agreement") dated as of November 3, 1997 (the "Effective Date"), by and among Food For Health Co., Inc., an Arizona corporation, having its principal office at 3655 West Washington Street, Phoenix, Arizona 85009 ("Company"), AMCON Distributing Company, a Delaware corporation, having its principal office at 10228 "L" Street, Omaha, Nebraska 68127-1027 ("Purchaser"), FFH Holdings, Inc., a Delaware corporation, sole shareholder of the Company, having its principal office at 717 Fifth Avenue, New York, New York 10022 (the "Shareholder") and Prudential Venture Partners II, L.P., a New York limited partnership having its principal office at 717 Fifth Avenue, New York, New York 10022 (the "Principal Shareholder").

                                RECITALS:

     A. Company is in the business of distributing food products to retailers throughout the western United States.

     B. Shareholder owns all of the issued and outstanding shares of capital stock in Company.

     C. Principal Shareholder owns a majority of the issued and outstanding capital stock of Shareholder.

     D. Purchaser desires to acquire the ongoing business of Company and has agreed to purchase all of the issued and outstanding shares of capital stock in Company from Shareholder subject to the terms and conditions of this Agreement.

                                AGREEMENT:

     In consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

     1. PURCHASE AND SALE OF STOCK. Subject to and upon the terms and conditions set forth in this Agreement, the Shareholder will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase, at the Closing hereunder, all of the outstanding stock of the Company (the "Shares"), free and clear of all liabilities, obligations, liens and encumbrances.

     2. PURCHASE PRICE. In consideration of the transfer and delivery of the Shares by Shareholder to Purchaser, and in reliance upon the representations and warranties made in this Agreement by Company and Shareholder, Purchaser will pay to Shareholder at the Closing, by wire transfer, a total purchase price of the sum of $4,400,000.00.

            2.1. REIMBURSEMENT PAYMENT. As an accommodation to Purchaser, Shareholder agrees that it will execute Form 8023-A and otherwise cooperate with Purchaser in Purchaser's election to treat this transaction as a sale of assets under I.R.C. Section 338(h)(10), conditioned upon and in consideration for payment by Purchaser, simultaneously with Shareholder's execution of Form 8023-A, of an amount that is certified by Shareholder's and Purchaser's accountants to be the additional tax burden imposed on Shareholder by any taking authority from the election by Purchaser under I.R.C. Section 338(h)(10). In addition, if any taxing authority subsequently assesses any additional taxes that increase the additional tax burden imposed on Shareholder as a result of the I.R.C. Section 338(h)(10) election, Purchaser shall indemnify Shareholder for such additional taxes (including any penalties and interest). Purchaser agrees that no representative of Shareholder shall have any authority to execute the Form 8023-A on behalf of Shareholder without the consent of Derek Jones or Mark Rossi or their successors.

     3.     CLOSING.  The Closing shall take place on the later to occur of
(i) 12:00 p.m. local time, on or before November 10, 1997, or (ii) such other date as Purchaser and Company may agree at the offices of Lewis and Roca LLP, 40 North Central Avenue, Phoenix, Arizona 85004-4429, or such other time and place as the parties may agree upon. The day on which the Closing actually occurs shall be referred to herein as the "Closing Date".

     4.     SHAREHOLDER' OBLIGATIONS AT CLOSING; FURTHER ASSURANCES.

            4.1 DELIVERIES. At the Closing, Company and Shareholder will deliver to Purchaser:

                  4.1.1 duly endorsed, issued and executed stock certificates representing the Shares, free and clear of all liens, encumbrances and rights in favor of third parties, together with assignments separate from certificates duly executed by the Shareholder;

                  4.1.2 the Shareholder's Certificate, Opinion of Seller's Counsel and Opinion of Principal Shareholder's Counsel, described in Section 12 below; and

                  4.1.3 all other documents required to be delivered to Purchaser under the provisions of this Agreement or otherwise necessary to give effect to the transactions contemplated by this Agreement.

            4.2 OTHER ACTION. At any time and from time to time either prior to or after the Closing, at Purchaser's request and without further consideration, the Company and Shareholder will execute and deliver such other instruments of sale, transfer, assignment and confirmation and take such action as Purchaser may reasonably deem necessary or desirable in order to more effectively convey to Purchaser, and to confirm Purchaser's title to, the Shares, to put Purchaser in actual possession and operating control thereof and of the business of Company and to assist Purchaser in exercising all rights with respect thereto, provided that if Purchaser requires any representative of Principal Shareholder to travel to Phoenix after the Closing pursuant to this section in furtherance of obligations of Principal Shareholder not agreed to prior to the Closing Date, Purchaser shall reimburse the reasonable travel expenses of such representative.

     5.     REPRESENTATIONS AND WARRANTIES BY COMPANY AND SHAREHOLDER.

            5.1 SHAREHOLDER OWNERSHIP OF SHARES. Shareholder represents and warrants that: (a) it is the lawful record and beneficial owner of all of the Shares of the Company's capital stock, with absolute right to sell them and with full title thereto, free and clear of any liens, claims, encumbrances or restrictions of any kind; (b) all of the Shares are validly issued and outstanding, fully paid and nonassessable; there are no undisclosed interests, present or future, in the Shares, nor does it know of any assertion of such an interest, or of any facts or circumstances which would give any person any such present or future interest or entitle any person to assert such an interest; (c) there are no provisions of any contract, indenture, agreement or other instrument to which Shareholder is a party or to which the Shares are subject which would prevent, limit, or condition the sale or transfer of the Shares to the Purchaser; (d) neither the execution, delivery nor performance of this Agreement by Company or Shareholder will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of any law, rule or regulation or any order, judgment or decree to which Shareholder is a party or by which it may be bound or affected; (e) Shareholder has the full power and authority to enter into this Agreement, to make the representations, warranties and covenants contained herein and to carry out the transactions contemplated hereby, and all proceedings required to be taken by Shareholder to authorize the execution, delivery and performance of this Agreement and the agreements relating hereto have been properly taken, and this Agreement constitutes the valid and binding agreement of Shareholder; and (f) neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Shareholder is subject or, any provision of its charter or bylaws or (B) conflict with or result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Shareholder is a party or by which it is bound or to which any of its assets is subject.

            5.2 COMPANY ORGANIZATION, STANDING AND QUALIFICATION. Company represents and warrants that Company is a corporation duly organized, validly existing and in good standing under the laws of Arizona; Company has full corporate power and authority to enter into this Agreement and the related agreements referred to herein and to carry out the transactions contemplated by this Agreement. Purchaser has been provided with true and complete copies of Company's Articles of Incorporation and all amendments thereto and the Bylaws of Company as presently in effect, certified as true and correct by Company's Secretary.

            5.3 NO FRAUDULENT WRITTEN INFORMATION PROVIDED BY SHAREHOLDER. Shareholder represents and warrants that, to the best of the Shareholder's knowledge, the written factual information provided by Shareholder to Purchaser regarding the Company is free of intentional fraudulent misrepresentation.

            5.4 NO FRAUDULENT WRITTEN INFORMATION PROVIDED BY COMPANY. Company represents and warrants that, to the best of Company's knowledge, the written factual information provided by Company to Purchaser regarding the Company is free of intentional fraudulent misrepresentation.

            5.5 NO KNOWINGLY INACCURATE WRITTEN INFORMATION PROVIDED BY SHAREHOLDER. Shareholder represents and warrants that, to the best of Shareholder's knowledge, the written factual information provided by Shareholder to Purchaser is not inaccurate in any material respect. The representations and warranties of this subsection 5.5 shall survive for 60 days after the Closing.
            5.6 NO KNOWINGLY INACCURATE WRITTEN INFORMATION PROVIDED BY COMPANY. Company represents and warrants that, to the best of Company's knowledge, the written factual information provided by Company to Purchaser is not inaccurate in any material respect.

            5.7 NO SHAREHOLDER KNOWLEDGE OF UNDISCLOSED MATERIAL ADVERSE MATTERS. Shareholder represents and warrants that Shareholder is not aware of any information that has not been disclosed to Purchaser that would have a material adverse effect upon the Company, other than information generally known in the industry. The representations and warranties of this subsection
5.7 shall survive for 60 days after the Closing.

            5.8 NO COMPANY KNOWLEDGE OF UNDISCLOSED MATERIAL ADVERSE MATTERS. Company represents and warrants that Company is not aware of any information that has been disclosed to Purchaser that would have a material adverse effect upon the Company, other than information generally known in the industry.

            5.9 BROKER'S FEES. Company represents and warrants that Company is not obligated to pay any broker's or other finder's fees to any third party in connection with the transactions contemplated by this Agreement.

     6. REPRESENTATIONS AND WARRANTIES BY PURCHASER. Purchaser represents and warrants to the Shareholder as follows:

            6.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to enter into this Agreement and the related agreements referred to herein and to carry out the transactions contemplated by this Agreement and to carry on its business as now being conducted and to own, lease or operate its properties.

            6.2 AUTHORIZATION AND APPROVAL OF AGREEMENT. All proceedings or actions required to be taken by Purchaser relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been taken at or prior to the Closing.

            6.3 EXECUTION, DELIVERY AND PERFORMANCE OF AGREEMENT. Neither the execution, delivery nor performance of this Agreement by Purchaser will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Purchaser's Certificate of Incorporation or Bylaws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation or any order, judgment or decree to which Purchaser is a party or by which it may be bound or affected except for breaches of agreements that will not affect Shareholder's right to receive payment of the Purchase Price and will not have a material adverse effect upon the transaction contemplated by this Agreement. Purchaser has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and all proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the agreements relating hereto have been properly taken and this Agreement constitutes a valid and binding obligation of Purchaser.

            6.4 LITIGATION. There is no legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Purchaser threatened, against or relating to Purchaser in connection with or relating to the transactions contemplated by this Agreement, and Purchaser does not know or have any reason to be aware of any basis for the same.

            6.5 BROKER'S FEES. Purchaser is not obligated to pay any broker's or other finder's fees to any third party in connection with the transactions contemplated by this Agreement.

     7.     CONDUCT OF BUSINESS PRIOR TO CLOSING.

            7.1 CONSENTS AND APPROVALS. After the execution of this Agreement and prior to the Closing, Purchaser, Shareholder and Company shall undertake to use their best efforts to obtain as quickly as reasonably possible all approvals necessary for the transactions contemplated by this Agreement from all necessary regulatory authorities (the "Regulatory Authorities"), Shareholder and other parties, and to comply with all applicable laws which may be applicable to the transactions contemplated by this Agreement.

            7.2 CONDUCT OF BUSINESS IN ORDINARY COURSE. Prior to the Closing, Company and Shareholder shall conduct the business and affairs of Company only in the ordinary course of business and consistent with its prior practice and shall maintain, keep and preserve its assets and properties in good condition and repair and maintain insurance thereon in accordance with present practices, and Company and Shareholder will use their best efforts (i) to preserve the business and organization of Company intact, (ii) to keep available to Purchaser the services of Company's present officers, employees, agents and independent contractors, (iii) to preserve for the benefit of Purchaser the goodwill of Company's suppliers, customers, landlords and others having business relations with it, and (iv) to use reasonable efforts in obtaining the consent of any party whose consent may be required by reason of the transactions contemplated hereby. Without limiting the generality of the foregoing, prior to the Closing Company will not, without Purchaser's prior written approval:

                  7.2.1 change its Articles of Incorporation or Bylaws or merge or consolidate or obligate itself to do so with or into any other entity;

                  7.2.2 enter into any contract, agreement, commitment or other understanding or arrangement except in the ordinary course of business or as contemplated by this Agreement; or

                  7.2.3 perform, take any action or incur or permit to exist any of the acts, transactions, events or occurrences of the type described in this Agreement which would have been inconsistent with the representations and warranties set forth therein had the same occurred prior to the date hereof.

            7.3 NOTICE OF CHANGES. Company shall give Purchaser prompt written notice of any change in any of the information contained in the representations and warranties made in Section 5 or elsewhere in this Agreement or the Schedules referred to herein which occurs prior to the Closing.

            7.4 NO MATERIAL CHANGES IN BUSINESS. Company shall, and Shareholder will cause Company to, consult with Purchaser with respect to material changes in the conduct of the business of the Company; provided, however, that nothing contained in this Section 7.4 shall require Company to take or fail to take any action that, in Company's reasonable and commercially prudent judgment, is likely to give rise to a substantial penalty or a claim for damages by any third party against Company, or is likely to result in losses to Company, or is otherwise likely to prejudice in any material respect or interfere with the conduct of Company's business and operations in the ordinary course consistent with prior practice, or is likely to result in a breach by Company of any of its representations, warranties or covenants contained in this Agreement (unless any such breach is first waived in writing by Purchaser).

            7.5 NO ENCUMBRANCES. From the date of this Agreement, Company and the Shareholder shall take no action that would encumber or restrict the Shares or their sale or transfer, except any action by Company to enforce its rights hereunder.

            7.6 NO OPTIONS. From the date of this Agreement, Company and the Shareholder shall not grant any options or other rights or interests in the Shares.

            7.7 NO ACQUISITION. Prior to the day after the deadline by which the Closing is to occur under this Agreement, neither the Company nor Shareholder will cause or permit any representative of them to (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, or any portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussion or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Neither the Company, Shareholder nor Principal Shareholder will vote in favor of any such acquisition, whether structured as a merger, consolidation, or share exchange or otherwise. The Company will notify Purchaser immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

            7.8 ACCESS. Company and Shareholder will permit and cause each of the representatives of Purchaser to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Company.

            7.9 FEES AND BONUSES RELATING TO TRANSACTION. Any broker's, legal and other fees relating to the transaction contemplated by this Agreement, other than legal and accounting fees of Purchaser's attorneys and accountants, shall be paid either by Shareholder or by Principal Shareholder and shall not be paid by Company, provided that bonuses to employees of Company may be paid in amounts determined by Shareholder, either at the normal payroll before Closing or on the Closing Date, as long as Shareholder pays to Purchaser immediately at Closing an amount equal to such bonuses, payroll and other taxes, interest charges on debt incurred to pay such bonuses, and all other expenses related to such bonuses (collectively, "Bonus Costs") and as long as Bonus Costs are booked as a receivable from Shareholder for the period ending November 9, 1997.

     8.     INVESTIGATION, CONFIDENTIALITY AND EXCLUSIVITY.

            8.1 INVESTIGATIONS. Subject to the restrictions of Section 8.2, Company consents to Purchaser commencing a due diligence investigation of the operations and financial status of Company. Upon reasonable notice and during regular business hours, Company will give Purchaser and Purchaser's attorneys, accountants and other representatives full access to Company's officers, directors, employees, independent contractors, counsel, and independent accountants and all properties, documents, contracts, books and records of Company and will furnish Purchaser with copies of such documents (certified by Company's officers if so requested) and with such information with respect to the affairs of Company (all of which are collectively referred to as "Information") as Purchaser may reasonably request from time to time, including without limitation all books and records, references and customer contracts. Purchaser may rely upon the Information without independently verifying it, and Purchaser does not assume responsibility for its accuracy or completeness, whether or not Purchaser independently verifies the Information. Any such furnishing of such Information to Purchaser or any investigation by Purchaser shall not affect Purchaser's right to rely on any representations and warranties made in this Agreement or in connection herewith or pursuant hereto. Subject to the restrictions of Section 8.2, Purchaser shall provide to Company all information reasonably necessary to permit Company to evaluate Purchaser's ability to perform under this Agreement.

            8.2 CONFIDENTIALITY. Shareholder, Company and Purchaser agree to keep the existence and terms of this Agreement confidential and to keep confidential all information and communications concerning this Agreement, including the fact that any meetings or discussions between Purchaser and Company took place or were scheduled to take place, except to the extent necessary or appropriate in preparation for or otherwise in connection with any applicable franchise regulations. The parties contemplate that by virtue of this Agreement, each may come into possession of the other's confidential financial and other business information, and each party agrees that it shall keep such information confidential and shall not engage in any activities which would or could violate the Confidentiality and Non-Disclosure Agreement, a copy of which is attached to this Agreement as Exhibit 8.2, and an original of which has been signed by each party prior to or contemporaneously with its execution and delivery of this Agreement. Each party shall make no disclosure regarding any other party to this Agreement to any person or entity unless it shall have first obtained and delivered to such other party, as applicable, such person's or entity's signature on an original of the attached Confidentiality and Non-Disclosure Agreement and also obtained such other party's written approval for such disclosure.

            8.3 PRESS RELEASES. Any public announcement of the pendency of the transactions embodied in this Agreement shall be made only upon receiving the prior written consent from all parties as to the necessity for the announcement and the text to be used.

            8.4 DISPOSITION OF PROPERTY UPON TERMINATION. Upon expiration or earlier termination of this Agreement for any reason, each party shall deliver to the other all tangible forms of confidential information, trade secrets and other proprietary property of the other parties which is in its possession or control, and shall certify to the other parties in writing that it has no other such property in its possession or control, and that it has no knowledge of the possession by others of any such property of the other parties previously in its possession or control.

     9.     DIRECTOR AND SHAREHOLDER AUTHORIZATIONS.

            9.1 BY COMPANY. At or prior to the Closing, Company will deliver to Purchaser a copy of the resolutions of the Board of Directors and the resolutions or consents of the Shareholder of Company, together with any and all required resolutions or consents of shareholders of Shareholder, approving the execution and delivery of this Agreement and the consummation of all of the transactions contemplated hereby, duly certified by an officer of Company.

            9.2 BY PURCHASER. At or prior to Closing, Purchaser will deliver of Shareholder a copy of the resolutions or consents of the Board of Directors of Purchaser, together with any and all resolutions or consents of shareholders of Purchaser, approving the execution and delivery of this Agreement and the consummation of all of the transactions contemplated hereby, duly certified by an officer of Purchaser.

     10. MATERIALITY. Unless otherwise stated with respect to a specific provision in this Agreement, the parties agree that materiality shall be interpreted so as to exclude any single matter involving less than $60,000 and matters involving less than $120,000 in the aggregate.

     11. CONDITIONS TO EACH PARTY'S PERFORMANCE. Any provision of this Agreement to the contrary notwithstanding, no party shall be under any obligation to close the transactions contemplated by this Agreement unless the following conditions shall be satisfied on or prior to the Closing Date:

            11.1 APPROVAL OF AGREEMENT. The Board of Directors and shareholders of Purchaser and the Board of Directors and shareholders of Company shall have approved of this Agreement and related documents.

            11.2 338(H)(10) ELECTION. Purchaser shall use good faith efforts to provide to Shareholder's accountants all information reasonably necessary to permit Shareholder's accountants to determine the incremental tax liability to Shareholder as a result of Purchaser's election under I.R.C. 338(h)(10) (including without limitation all allocations of purchase price among assets necessary for such determination). Shareholder shall use good faith efforts to permit Purchaser's accountants to participate in the determination of the incremental tax liability and to cause its accountants to share with Purchaser's accountants the basis for their determination of such incremental tax liability. Shareholder shall file a request for prompt assessment under I.R.C. Section 6501(c) at the time of the filing of its final income tax returns.

     12. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. All obligations of Purchaser hereunder are subject, at the option of Purchaser, to the fulfillment of each of the following conditions at or prior to the Closing, and Company and Shareholder shall exert their best efforts to cause each such condition to be so fulfilled on or prior to the Closing Date, or such other date as Purchaser and Company may agree.

            12.1 REPRESENTATIONS. All representations and warranties of Company and the Shareholder contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and shall be deemed to have been made again at and as of the date of the Closing, and shall then be true and correct in all material respects except for changes in the ordinary course of business after the date hereof in conformity with the covenants and agreements contained herein.

            12.2 COVENANTS. All covenants, agreements and obligations required by the terms of this Agreement to be performed by Company or by Shareholder at or before the Closing shall have been duly and properly performed in all material respects, and all documents required to be delivered to Purchaser at or prior to the Closing shall have been so delivered.

            12.3 DILIGENCE. Purchaser shall have completed its due diligence by November 7, 1997 with results satisfactory to Purchaser, provided that Purchaser shall also be satisfied with the results of due diligence with respect to any material events or developments arising subsequent to November 7, 1997 and prior to Closing.

            12.4 INTERIM FINANCIAL STATEMENTS. Purchaser shall be provided by Company with an unaudited balance sheet of Company as at the month prior to Closing for the period then ended.

            12.5 CERTIFICATE. There shall be delivered to Purchaser a certificate executed by the President and Secretary of Company and by each Shareholder, individually, dated the date of the Closing, certifying that the conditions set forth in this Section 12 have been fulfilled.

            12.6 GOOD STANDING. There shall be delivered to Purchaser a certificate issued by the Arizona Corporate Commission attesting to the corporate existence and good standing of Company in the state of Arizona.

            12.7 CONGRESS FINANCIAL CONSENT. Either there shall be delivered to Purchaser written confirmation from Congress Financial in form acceptable to Purchaser, that Purchaser shall be entitled, without penalty, expense or any adverse effect, to purchase the Shares pursuant to this Agreement, or Purchaser shall have waived this condition by prepaying or otherwise discharging (at its sole expense) all obligations of Company and Shareholder to Congress relating to the Company's business.

            12.8 OPINION. Purchaser shall have received an opinion of Company's counsel (substantially in the form attached) and an opinion of Principal Shareholder's Counsel (relating to valid existence authorization and lack of conflicts), dated the date of the Closing, in form and substance satisfactory to counsel for Purchaser.

     13. CONDITIONS PRECEDENT TO COMPANY'S AND SHAREHOLDER' OBLIGATIONS. All obligations of Company and Shareholder at the Closing are subject, at the option of Company, to the fulfillment of each of the following conditions at or prior to the Closing, and Purchaser shall exert its best efforts to cause each such condition to be so fulfilled:

            13.1 REPRESENTATIONS. All representations and warranties of Purchaser contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and as of the Closing.

            13.2 COVENANTS. All obligations required by the terms of this Agreement to be performed by Purchaser at or before the Closing shall have been duly and properly performed in all material respects.

            13.3 CERTIFICATE. There shall be delivered to Shareholder a certificate executed by an officer of the Purchaser, dated the date of the Closing, certifying that the conditions set forth in this Section 13 have been fulfilled.

            13.4 CONGRESS FINANCIAL CONSENT. Purchaser shall at its election have assumed or discharged all of Shareholder's obligation to Congress Financial and there shall have been delivered to Shareholder written confirmation from Congress Financial in form acceptable to Shareholder, either that Purchaser shall be entitled, without penalty, expense or any adverse effect, to effect the transactions contemplated by this Agreement, and that Shareholder shall be released at Closing from all obligations to Congress, whether under its guarantee or otherwise, or that Purchaser has prepaid or otherwise discharged (at its sole expense) all obligations of Company and Shareholder to Congress relating to the Company's business.

            13.5 OPINION. Company shall have received an opinion of Purchaser's counsel, dated the date of the Closing in form and substance satisfactory to counsel for Company.

            13.6 PURCHASE PRICE. Shareholder shall have received at Closing payment of the Purchase Price in accordance with Section 2.

     14. NOTICES. Any and all notices, offers, demands or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or on the tenth business day after mailed by first class registered or certified United States mail, return receipt requested, addressed to the parties at the addresses set forth above (or at such other address as any party may specify by notice to all other parties given as aforesaid). Copies of any notice sent to Company, Shareholder or Principal Shareholder must be sent to: Scott DeWald, Esq., Lewis and Roca LLP, 40 North Central Avenue, Phoenix, Arizona 85004 and Frederick Tanne, Esq., Kirkland & Ellis, Citicorp Center, 153 East 53rd Street, New York, New York 10022. Copies of any notice sent to Purchaser must be sent to: Dean Roeper, Esq., Teel, Palmer & Roeper, 600 "B" Street, Suite 2100, San Diego, California 92101.

     15.    LEGAL AND OTHER COSTS.

            15.1 DEFAULTS. In the event that any party (the "Defaulting Party") defaults in his, her or its obligations under this Agreement and, as a result thereof, the other party (the "Non-Defaulting Party") seeks to legally enforce his, her or its rights hereunder against the Defaulting Party, then, in addition to all damages and other remedies to which the Non-Defaulting Party is entitled by reason of such default, the Defaulting Party shall promptly pay to the Non-Defaulting Party an amount equal to all costs and expenses (including reasonable attorneys' fees and costs) paid or incurred by the Non-Defaulting Party in connection with such enforcement.

            15.2 EXPENSES. Each party shall be solely responsible for its respective expenses incurred in regard to the negotiation and drafting of this Agreement as well as the obligations to be undertaken by the respective parties in accordance with this Agreement and the proposed transactions described herein, provided, however, that no fees or costs relating to this transaction, including legal fees, accountants' fees and broker's fees, shall be paid by Company or out of assets owned by the Company, but shall instead be paid either by Shareholder or Principal Shareholder.

     16.    MISCELLANEOUS.

            16.1 This writing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto.

            16.2 No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

            16.3 This Agreement shall be binding upon and inure to the benefit of each party hereto, its, his or her successors, assigns, heirs and personal representatives.

            16.4 The paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said paragraphs.

            16.5 Each party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

            16.6 Shareholder will pay all sales, transfer and documentary taxes, if any, payable in connection with the sale, conveyances, assignments, transfers and deliveries to be made to Purchaser hereunder.

            16.7 This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

            16.8 This Agreement and all amendments thereof shall be governed by and construed in accordance with the laws in force in the State of Arizona. Venue for any litigation arising thereunder shall lie in the state and federal courts situated in either Maricopa County, Arizona or San Diego County, California.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                           FOOD FOR HEALTH, CO., INC., an Arizona corporation


                           By:  Jerry Fleming
                                -------------------------------------
                                Jerry Fleming, President

                           By:  Michael Shandler
                                -------------------------------------
                                Michael Shandler, Assistant Secretary


                           AMCON DISTRIBUTING COMPANY, a Delaware corporation


                           By:  William F. Wright
                                -------------------------------------
                                Mr. William Wright
                                Its: Chairman of the Board of Directors


                           FFH HOLDINGS, INC., a Delaware corporation


                           By:  Derek Jones
                                -------------------------------------
                                Derek Jones, Chairman

                           By:  Jerry Fleming
                                -------------------------------------
                                Jerry Fleming, President


                           PRUDENTIAL VENTURE PARTNERS II, L.P.


                           By:  Prudential Equity Investors, Inc.
                                -------------------------------------
                                Its General Partner


                           By:  Cornerstone Equity Investors, L.L.C.
                                -------------------------------------
                                Its Investment Advisor

                           By:  Derek Jones
                                -------------------------------------
                                Derek Jones, Managing Director